Exhibit 2.4

STANDARD OFFICE LEASE AGREEMENT (NET)

THIS LEASE AGREEMENT (hereafter called the “Lease Agreement”) made as of the 15th day of May, 2002, by and between Centennial Lakes III, L.L.C., a Delaware limited liability company having offices at 3500 West 80th Street, Bloomington, Minnesota 55431 (hereafter called the “Landlord”), and Analysts International Corporation, a Minnesota corporation, (hereafter called the “Tenant”).

WITNESSETH

FOR AND IN CONSIDERATION of the sum of One Dollar ($1.00) in hand paid by each of the parties to the other, and other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1 – PREMISES AND TERM

                A.  Landlord does hereby lease and let unto Tenant, and Tenant does hereby hire, lease and take from Landlord, that area depicted on Exhibit A–1 attached hereto, and by this reference incorporated herein, and described as Suites 200, 300, 400, 500 and 600, containing approximately 93,534 rentable square feet (hereafter called the “Premises”) at 3601 West 76th Street in the City of Edina, County of Hennepin, State of Minnesota.  The rentable square footage of Suite 200 of the Premises will be reduced as of January 1, 2003 (due to a remeasurement of Suite 250 of the Building) and as of said date, said Suite shall be reduced from approximately 4,498 to 3,538 rentable square feet, resulting in the Premises being reduced to approximately 92,574 rentable square feet.  The term “Building” as it is used herein shall consist of the above building at 3601 West 76th Street together with the land accompanying such building as depicted on Exhibit A-2 attached hereto, and by this reference incorporated herein.

                B.  To have and to hold said Premises for a term of sixty and one-half (60.5) months commencing on or about May 15, 2002 (hereafter “Commencement Date”) and terminating May 31, 2007 (hereafter called the “Term”) upon the rentals and subject to the conditions set forth in this Lease Agreement, and the Exhibits attached hereto.  The commencement and termination dates are specifically subject to the provisions of Articles 4 and 5 hereof.

                C.  Tenant shall lease additional space of approximately 3,076 rentable square feet (hereinafter called the “Storage Space”) located in the lower level of the Building for the sole purpose of storage of files, papers and other office business property, lunchroom use and mailroom use, pursuant to the terms and conditions set forth in the Storage Area License Agreement found on Exhibit B attached hereto, and by this reference incorporated herein.

ARTICLE 2 – USE

                The Premises shall be used by the Tenant solely for the following purposes: general office use.

ARTICLE 3 – RENTALS

                Tenant agrees to pay to Landlord as minimum rental (hereafter called “Minimum Rental”) for the Premises, without notice, set–off or demand, the amounts as set forth in the following table:

Period	Per Square Foot Rental	Annual Minimum Rental	Monthly Minimum Rental
Commencement Date - 12/31/02	$14.50	$1,356.243.00	$113,020.25
1/1/03 - 5/31/04	$14.50	$1,342,323.00	$111,860.25
6/1/04 - 5/31/06	$14.75	$1,365,466.50	$113,788.88
6/1/06 - 5/31/07	$15.00	$1,388,610.00	$115,717.50

Said Minimum Rental monthly installments are to be due and payable by Tenant in advance on the first day of each calendar month during the Term of this Lease Agreement, or any extension or renewal thereof, at the office of Landlord set forth in the preamble to this Lease Agreement or at such other place as Landlord may designate.  In the event of any fractional calendar month, Tenant shall pay for each day in such partial month a rental equal to 1/30 of the Minimum Rental.  Tenant agrees to pay, as Additional Rent, which shall be collectible to the same extent as Minimum Rental, all amounts which may become due to Landlord hereunder and any tax, charge or fee that may be levied, assessed or imposed upon or measured by the rents reserved hereunder by any governmental authority acting under any present or future law before any fine, penalty, interest or costs may be added thereto for non–payment.

ARTICLE 4 – BUILDING ACQUISITION

                Tenant acknowledges that this Lease Agreement is being executed pursuant to that certain Purchase Agreement, dated May 1, 2002 between Tenant as Seller and Landlord as Buyer (the “Purchase Agreement”) pursuant to which Landlord is purchasing and acquiring the Building from Tenant.  Notwithstanding anything in Paragraph 1B to the contrary, the Term of this Lease Agreement shall automatically commence upon Landlord’s acquisition of title to the Building at the closing of the Purchase Agreement.  Thus the Commencement Date of this Lease Agreement shall be the actual day of Closing under the Purchase Agreement.

ARTICLE 5 – POSSESSION

                Tenant is currently in possession of the Premises and agrees to continue such possession in the Premises current “AS IS” condition.  No promises of the Landlord to alter, remodel, improve, repair, decorate or clean the Premises or any part thereof, or any allowances therefor have been made, and no representation respecting the condition of the Premises or the Building, has been made to Tenant by or on behalf of Landlord except to the extent expressly set forth herein. Any improvements to the Premises and the furnishing of the Premises, shall be made by Tenant at the sole cost and expense of Tenant, subject to all other provisions of this Lease Agreement, including compliance with all applicable governmental laws, ordinances, rules and regulations (collectively the “Laws”). The rentals herein reserved shall commence on the first day of the Term. Should the commencement of the rental obligations of Tenant under this Lease Agreement occur for any reason on a day other than the first day of a calendar month, then in that event solely for the purposes of computing the Term of this Lease Agreement, the commencement date of the Term shall become and be the first day of the first full calendar month following the date when Tenant’s rental obligation commences or the first day of the first full calendar month following the commencement date set out in Article 1 (if such is other than the first date of a calendar month), whichever date is later, and the termination date shall be adjusted accordingly, provided however, that the termination date shall be the last day of a calendar month, which date shall remain May 31, 2007 so long as the Commencement Date occurs on or before June 1, 2002.

ARTICLE 6 – TENANT’S PRO RATA SHARE OF REAL ESTATE TAXES AND OPERATING EXPENSES

                A.  During each full or partial calendar year during the Term of this Lease Agreement, Tenant shall pay to Landlord, as Additional Rental, an amount equal to the “Real  Estate Taxes” and “Operating  Expenses” (both as hereafter defined)  per square foot of rentable area in the Building multiplied by the number of square feet of rentable area in the Premises prorated for the period that Tenant occupied the Premises.  In the event that during all or any portion of any calendar year, the Building is not fully rented and occupied, Landlord may make an appropriate adjustment to Operating Expenses (but restricted to those portions of Operating Expenses which are occupancy-related) for such year for the purpose of avoiding distortion of the amount of such Operating Expenses to be attributed to Tenant by reason of variation in total occupancy of the Building, by employing sound accounting and management principles to determine Operating Expenses that would have been paid or incurred by Landlord had the Building been ninety-five percent (95%) rented and occupied, and the amount so determined shall be deemed to have been Operating Expenses for such year.

                B.  Landlord  shall,  each  year  during  the  Term  of  this  Lease Agreement, give Tenant an estimate of Operating Expenses and Real Estate Taxes payable per square foot of rentable area for the coming calendar year.  Tenant shall pay, as Additional Rental, along with its monthly Minimum Rental payments required hereunder, one–twelfth (1/12)  of  such  estimated  Operating  Expenses  and  Real  Estate Taxes and such Additional Rental shall be payable until subsequently adjusted for the following year pursuant to this Article.

                C.  As soon as possible after the expiration of each calendar year, but in no event later than one hundred twenty (120) days thereafter, Landlord shall determine and certify to Tenant the actual Operating Expenses and Real Estate Taxes for the previous year per square foot of rentable area in the Building and the amount applicable to the Premises.  If such statement shows that Tenant’s share of Operating Expenses and Real Estate Taxes exceeds Tenant’s estimated monthly payments for the previous calendar year, then Tenant shall, within twenty (20) days after receiving Landlord’s certification, pay such deficiency to Landlord.  In the event of an overpayment by Tenant, such overpayment shall be refunded to Tenant, at the time of certification, in the form of an adjustment in the Additional Rental next coming due, or if at the end of the Term by a refund in cash.  By giving written notice to Landlord no later than one hundred fifty (150) days following receipt by Tenant of Landlord’s annual statement, Tenant, by its agents or employees engaged on a non-contingency based fee arrangement, shall have the right, at Tenant’s cost and expense, to audit the books and records of Landlord and/or its property manager relating to the Operating Expenses and Real Estate Taxes that are the subject of such statement, said audit to be at the office of Landlord’s property manager and on a date reasonably acceptable to Landlord and Tenant.  Landlord shall be provided with a written report of such audit in reasonable detail and such audit shall be subject to verification and rebuttal by Landlord.  In the event such audit establishes that Tenant was overcharged for Operating Expenses or Real Estate Taxes, the amount of such overcharge shall be refunded to Tenant in the form of an adjustment in the Additional Rental next coming due, or if at the end of the Term by a refund in cash. Further, in the event Tenant engages the services of an independent auditor on a non-contingency based fee arrangement and the results of such audit performed by such auditor establish that Landlord has overcharged Tenant for Operating Expenses and Real Taxes by an amount in excess of five percent (5%) of the Operating Expenses and Real Estate Taxes that should have been paid by Tenant, Landlord shall reimburse Tenant for the cost of the audit up to a maximum amount of $5,000.00.  Conversely, in the event such audit establishes that Tenant was undercharged for Operating Expenses or Real Estate Taxes, the amount of such undercharge shall be paid by Tenant to Landlord within twenty (20) days following the conclusion of the audit.

                D.  For the purposes of this Article, the term “Real Estate Taxes” means the total of all taxes, fees, charges and assessments, general and special, ordinary and extraordinary, foreseen or unforeseen, which become due and payable upon the Building, including any portion of the connecting links in the Centennial Lakes Complex (as defined below), if the Building is in the future so connected, excluding, however, federal and state or other taxes on net income, death taxes, excess profit taxes or franchise taxes or penalties on late payment of Real Estate Taxes or assessments unless caused by Tenant.  All reasonable costs and expenses incurred by Landlord during negotiations for or contests of the amount of Real Estate Taxes shall be included within the term “Real Estate Taxes.”  For purposes of this Article, the term “Operating Expenses” shall be deemed to mean all costs and expenses directly related to the Building incurred by Landlord in the repair, operation, management and maintenance of the Building including interior and exterior and common area maintenance, management fees, cleaning expenses, energy expenses, insurance premiums, and the amortization of capital investments made that are reasonably likely to reduce operating costs (not to exceed, however, the reasonably estimated amount of the reduction), or that are necessary due to governmental requirements, all in accordance with generally accepted accounting principles. Operating Expenses shall specifically include the Building’s pro rata portion of any costs and expenses incurred for the repair, operation, and maintenance (but not construction) of the connecting links (if the Building is so connected in the future) between the buildings in the “Centennial Lakes Complex” (i.e., the office buildings within the area surrounded by France Avenue, 76th Street, Edinborough Way and Minnesota Drive), or pursuant to cross easement and/or covenants agreements in which the Building/Landlord obtains the use or benefit of other or adjoining facilities, parks and/or amenities.  Notwithstanding anything herein to the contrary, the term “Operating Expenses” shall not be deemed to include any of the costs or expenses set forth in Exhibit E attached hereto.

                E.  Landlord may at any time designate a fiscal year in lieu of a calendar year and in such event, at the time of such a change, there may be a billing for the fiscal year which is less than 12 calendar months.  In the event Landlord owns buildings in addition to the Building and/or such buildings are under common management, Landlord shall have the option for purposes of managing and administrating the Building and the calculation of Tenant’s pro rata share of Operating Expenses to combine such additional building(s) with the Building (the “Complex Option”) and in such case, all such Operating Expenses shall be combined, but Tenant’s Pro Rata Share of the same shall be reduced by using the total rentable area of all buildings in the Complex Option rather than just the Building for purposes of determining Tenant’s Pro Rata Share pursuant to this Article; provided, however, that Landlord’s exercise of such option shall not result in an increase in the amount of Operating Expenses Tenant would otherwise be required to pay hereunder.

                F.  Landlord reserves, and Tenant hereby assigns to Landlord, the sole and exclusive right to contest, protest, petition for review, or otherwise seek a reduction in the Real Estate Taxes.

                G.  For purposes of this Article 6, Tenant’s Pro Rata Share shall equal a fraction, the numerator of which is the rentable square feet of the Premises and the denominator of which is the total rentable square feet in the Building.  If at any time the rentable area of the Building or the rentable area of the Premises shall change, then Tenant’s Pro Rata Share shall also be correspondingly revised.

ARTICLE 7 – UTILITIES AND SERVICE

                A.  Landlord agrees to furnish water, electricity, elevator service, and janitorial service in accordance with the standards of first class office buildings.  In the event Tenant’s requirements and/or usage of such utilities and services is substantially different than is customarily supplied to a typical tenant in the Building, Landlord or Tenant may request that the difference in such requirement and/or usage be determined and that appropriate adjustments be made in the Minimum Rental provided for in Article 3 of this Lease Agreement.  Landlord specifically reserves the right to have the electrical usage of Tenant’s Computer Rooms separately sub-metered and the cost of the electrical usage shown by such separate meters shall be reimbursable to Landlord by Tenant at the cost to Landlord for supplying such electrical service, as Additional Rent.  For purposes of the foregoing, the “Computer Rooms” shall mean the areas in Suites 300 and 400 containing Tenant’s computers and the Liebert cooling system for the computers (“Cooling System”), any back-up batteries for the computers, the computers themselves and any other equipment located within, functioning with or otherwise servicing the operation of the computers (“collectively the “Computer Related Equipment”).  Tenant shall provide access to Landlord and its agents and cooperate with the installation of any such sub-meters.

                B.  Landlord agrees to furnish heat during the usual heating season and air conditioning during the usual air conditioning season in accordance with the standards of first class office buildings, all during normal business hours as defined in this Lease Agreement.  Notwithstanding the foregoing, upon reasonable advance notice by Tenant to Landlord, HVAC services shall be made available to the Premises after normal business hours, at a charge to Tenant not to exceed Landlord’s actual costs therefor.  Tenant shall be responsible for the heating and cooling of the Computer Rooms at its sole cost and expense.  Tenant shall be responsible for maintaining the Cooling System, Computer Rooms and Computer Related Equipment, at its sole cost and expense. The parties acknowledge the existence of such plumbing, cables, controls and accessory equipment to connect the Computer Room to the Cooling System’s dry chiller equipment on the roof of the Building.  Such roof top mounted portions of the Cooling System shall continue to exist and be maintained pursuant to the provisions of the license agreement set forth in Exhibit D attached hereto and to which the parties hereby agree to be bound.

                C.  No temporary interruption or failure of such services incidental to the making of repairs, alterations or improvements, or due to accidents or strike or conditions or events not under Landlord’s control, shall be deemed as an eviction of the Tenant or relieve the Tenant from any of the Tenant’s obligations hereunder.  Notwithstanding the foregoing, in the event (i) either (x) such interruption or failure of services is caused by the negligence or willful misconduct of Landlord or (y) the restoration of such services is within the reasonable control of Landlord, (ii) the interruption or failure of such services continues for a period of five (5) consecutive business days following notice by Tenant to Landlord, and (iii) as a result of such interruption or failure of services, the Premises, or a portion thereof are rendered untenantable and, in fact, Tenant does not use the untenantable portion of the Premises for its normal business operations during said period of time, then in such case, the payment of Minimum Rental and Additional Rental under Article 6 of this Lease Agreement shall thereafter abate, in the proportion that the untenantable portion of the Premises bears to the entire Premises, until such time as such services are restored to the untenantable portion of the Premises or Tenant begins again to use such Premises for its normal business operations, whichever occurs first.

                D.  For the purposes of this Article 7, normal business hours shall be deemed  to  mean  the  periods  of  time  between 7:00  a.m. and 6:00 p.m. Monday through Friday and 8:00 a.m. and 1:00 p.m. on Saturdays, and specifically excluding Sundays and legal holidays.  Landlord agrees that Tenant shall have access to the Premises 24 hours per day, 7 days per week, however, after normal business hours such access may be subject to the use of security cards and other rules and regulations which Landlord may adopt from time to time with respect to the Building.  The parties acknowledge the current existence of a Building security system, including security/identity card readers at various access points of the Building (e.g. entry-ways, elevators, Suite doors, etc.), video cameras and monitoring equipment (collectively the “Security System”) which is integrated with security control panels and monitoring equipment located within the Premises.  In connection with the Closing of the Purchase Agreement, those portions of the Security System located within common areas of the Building (e.g. video cameras and/or card readers within, lobby areas, vestibules, entry-ways, elevators, Suite doors, etc.) have been conveyed to and Tenant hereby acknowledges belong to Landlord.  The parties agree to cooperate with the separation and un-integration of the Security System from the common areas and the Premises such as to allow video camera output to be collected by Landlord at its own monitoring stations, and the use of the card readers and the collection of data therefrom to be made by Landlord for the controlling of access cards to other tenants of the Building; however Landlord and Tenant agree that Tenant shall continue to have access to the video output from the security cameras located in the common areas of the Building, to the extent such access does not violate any applicable laws or local ordinances; and Tenant shall continue to own the access card readers at all suite entry points and shall control the access cards and their programming which allows entry to the Premises, provided Tenant gives at least two access cards to Landlord for use with emergency entries and as may be required by law or local ordinances.

                E.  Landlord shall be deemed to have observed and performed the terms and conditions to be performed by Landlord under this Lease Agreement, including the furnishing of the services under this Article 7, if in doing so, it acts in accordance with a directive or policy of a governmental or quasi-governmental authority serving the public interest in the fields of energy, conservation or security.

                F.  The parties acknowledge that Tenant’s Computer Related Equipment is connected to Landlord’s back-up emergency generator (the “Generator Connection”).  Tenant specifically acknowledges that the exculpation provisions of Article 8 below apply to the Generator Connection.  Tenant acknowledges and agrees that Landlord may disconnect the Generator Connection from time to time for purposes of maintenance, testing and replacement of the generator.  Except in the case of an emergency, Landlord shall provide notice to Tenant in advance of any such disconnection.

ARTICLE 8 – NON–LIABILITY OF LANDLORD

                Except in the event of gross negligence of Landlord, its agents, employees or contractors and except as may otherwise be provided in Article 7 C above, Landlord shall not be liable to Tenant or its employees for any loss or damage for failure to furnish heat, air conditioning, electricity, elevator service, water, sprinkler system or janitorial service.  Landlord shall not be liable to Tenant or its employees for personal injury, death or any damage from any cause about the Premises or the Building except if caused by Landlord’s gross negligence.

ARTICLE 9 – CARE OF PREMISES

                A.  Tenant agrees:

                                1.  To keep the Premises in as good condition and repair as they were in at the time of the Commencement Date, reasonable wear and tear and damage from fire and other casualty excepted;

                                2.  To keep the Premises in a clean and sanitary condition;

                                3.  Not to commit any nuisance or waste on the Premises, overload the Premises or the electrical, water and/or plumbing facilities in the Premises or Building, throw foreign substances in plumbing facilities, or waste any of the utilities furnished by Landlord;

                                4.  To abide by such rules and regulations as may from time to time be reasonably promulgated by Landlord;

                                5.  To preserve and protect all carpeted areas; and

                                6.  To obtain Landlord’s prior approval, which approval shall not be unreasonably withheld, of the interior design of any portion of the Premises visible from the common areas or from the outside of the Building.  “Interior design” as used in the preceding sentence shall include but not be limited to floor and wall coverings, furniture, office design, artwork and color scheme.

                B.  If Tenant shall fail to keep and preserve the Premises in the state of condition required by the provisions of this Article 9, the Landlord may, at its option upon fifteen (15) days prior written notice to Tenant and failure of Tenant to cure during said period of time (except in the case of an emergency, when no notice or opportunity to cure need be given), put or cause the same to be put into the condition and state of repair agreed upon, and in such case the Tenant, on demand, shall pay the cost thereof.

                C.  Subject to Landlord’s right to be paid for any Operating Expenses incurred by Landlord that may properly apply and be payable in accordance with Article 6 above, Landlord shall in accordance with the standards of first class office buildings, keep in good order, condition and repair, the common areas of the Building as well as the structural parts of the Building, including the roof, load bearing walls, foundation and interior support columns, the exterior of the Building and the mechanical and utility systems of the Building, but specifically excluding, however, the Cooling System, Computer Related Equipment, the portion of the Security System applicable to the Premises, Wiring and Specialized Fixtures of Tenant and any additional mechanical or utility systems that were/are installed by or on behalf of Tenant which are in addition to those provided to typical office tenants in the Building, and except that Tenant shall be responsible (subject to Article 17 below) for the cost of repairs that are caused by the fault or negligence of Tenant, its contractors, agents, employees or invitees.

ARTICLE 10 – NON–PERMITTED USE

                Tenant  agrees  to  use  the  Premises  only  for  the  purposes  set  forth in Article 2 hereof.  Tenant further agrees not to commit or permit any act to be performed on the Premises or any omission to occur which shall be in violation of any Laws or which will increase the insurance rates on the Building or which will be in violation of any insurance policy carried on the Building by the Landlord.  Tenant, at its expense, shall comply with all Laws and shall promptly comply with all governmental orders, rulings and directives for the correction, prevention and abatement of any violation upon, or in connection with the Premises (collectively the “Requirements”), including the making of any alterations or improvements to the Premises, all at Tenant’s sole cost and expense, but only if such Laws and Requirements either (i) apply to Tenant’s specific use of the Premises and not to office or retail use in general or (ii) were applicable as of the Commencement Date of this Lease Agreement.  The Tenant shall not disturb other occupants of the Building by making any undue or unseemly noise or otherwise and shall not do or permit to be done in or about the Premises anything which will be dangerous to life or limb.

ARTICLE 11 – INSPECTION

                A.  So long as Tenant’s use of the Premises for its normal business operations is not materially interfered with, the Landlord or its employees or agents shall have the right, upon no less than twenty-four (24) hours’ prior written notice to Tenant (except in the case of an emergency, when no notice need be given), which notice by Landlord to Tenant under this Article 11 may be e-mailed to Tenant and without any diminution of rent or other charges payable hereunder by Tenant, to enter the Premises at all reasonable times for the purpose of exhibiting the Premises to prospective tenants or purchasers, inspection, cleaning, repairing, testing, altering or improving the same or said Building, but nothing contained in this Article shall be construed so as to impose any obligation on the Landlord to make any repairs, alterations or improvements.

                B.  Excepted from the Premises and reserved to Landlord are i) the roof and exterior walls of the Building and all utility lines, pipes, facilities and other appurtenances serving other portions of the Building, including those portions which may be located below the floor covering or above the finished ceiling of the Premises; and ii) the right to place in the Premises (below the floor, above the finished ceiling or within the walls) utility lines, pipes, and the like, to serve premises other than the Premises, and to replace, maintain and repair such lines, pipes and the like as may have been or may be installed in the Building.  Landlord agrees that the exercise of its rights under this Article 11 B shall not materially interfere with Tenant’s use of the Premises for its normal business operations.

ARTICLE 12 – ALTERATIONS

                Tenant will not make any alterations, repairs, additions or improvements in or to the Premises (for purposes of this Article 12, any of the foregoing being referred to as the “Work”) or add, disturb or in any way change any plumbing, wiring, life/safety or mechanical systems, locks, or structural portions of the Building without the prior written consent of the Landlord as to the character of the Work, the manner of doing the Work, and the contractor(s) doing the Work.  Such consent shall not be unreasonably withheld or delayed, if such Work is required of Tenant or is the obligation of Tenant pursuant to this Lease Agreement.  As a condition to Landlord’s consent to Work proposed by Tenant, Landlord may impose such reasonable conditions with respect thereto as Landlord deems appropriate, including, without limitation, requiring Tenant to furnish surety performance and/or payment bonds or other security for the payment of all costs incurred in connection with such Work, insurance against liabilities that may arise out of such Work, plans and specifications approved by Landlord, which approval shall not be unreasonably withheld or delayed and permits necessary for such Work.  Notwithstanding anything herein to the contrary, Tenant may, without the consent of Landlord, perform Work of a non-structural nature costing no more than $20,000.00 in any one instance so long as the plumbing, wiring, life/safety and mechanical systems of the Building are not disturbed or changed in any way and Tenant gives Landlord at least twenty (20) days’ written notice prior to performing such Work describing in reasonable detail the nature of same and the contractor(s) doing the Work.  If any Work is performed by contractor(s) not retained by Landlord, Tenant shall upon completion of such Work, (i) deliver to Landlord evidence that payment for all such Work has been made by Tenant, contractors’ affidavits and full and final mechanic’s lien waivers and (ii) pay to Landlord a construction supervision fee of five percent (5%) of the total cost of such Work, but in no event less than $500.00 to reimburse Landlord for the costs incurred by its construction manager in inspecting and supervising such Work. All such Work shall be done in a good and workmanlike manner using quality materials and shall comply with all applicable governmental laws, ordinances, rules and regulations. Tenant agrees to indemnify and hold Landlord free and harmless from any liability, loss, cost, damage or expense (including reasonable attorney’s fees) arising out of any such Work performed by or on behalf of Tenant. The provisions of Article 27 of this Lease Agreement shall apply to all Work performed under this Article 12.

ARTICLE 13 – SIGNS

                Tenant agrees that no signs or other advertising materials shall be erected, attached or affixed to any portion of the interior or exterior of the Premises or the Building without the express prior written consent of Landlord; provided, however, Landlord hereby consents to Tenant’s current signage on and about the Premises and Building.

ARTICLE 14 – COMMON AREAS

                A.  Tenant agrees that the use of all corridors, passageways, elevators, toilet rooms, parking areas and landscaped area in and around said Building, by the Tenant or Tenant’s employees, visitors or invitees, shall be subject to such reasonable rules and regulations as may from time to time be made by Landlord for the safety, comfort and convenience of the owners, occupants, tenants and invitees of said Building.  Tenant agrees that no awnings, curtains, drapes or shades shall be used upon the Premises except as may be approved by Landlord; provided, however, Landlord hereby approves all awnings, curtains, drapes or shades currently located on the Premises.

                B.  In addition to the Premises, Tenant shall have the right of non–exclusive use, in common with others, of  (a) all unrestricted automobile parking areas, driveways and walkways, and (b) loading facilities, freight elevators and other facilities as may be constructed in the Building, all to be subject to the terms and conditions of this Lease Agreement and to reasonable rules and regulations for the use thereof as prescribed from time to time by Landlord.

                C.  Landlord shall have the right to make changes or revisions in the site plan and in the Building so as to provide additional leasing area.  Landlord shall also have the right to construct additional buildings on the land described on Exhibit A–2 for such purposes as Landlord may deem appropriate.  Landlord also reserves all airspace rights above, below and to all sides of the Premises, including the right to make changes, alterations or provide additional leasing areas.  In exercising its rights under this Article 14 C, Landlord shall not materially alter Tenant’s access or visibility to the Premises.

                D.  Landlord and Tenant agree that Landlord will not be responsible for any loss, theft or damage to vehicles, or the contents thereof, parked or left in the parking areas of the Building and Tenant agrees to so advise its employees, visitors or invitees who may use such parking areas.  Tenant further agrees not to use or permit its employees, visitors or invitees to use the parking areas for overnight storage of vehicles except on an occasional basis when special circumstances so require.  The parking areas shall include those areas designated by Landlord, in its sole discretion, as either restricted or unrestricted parking areas.  Any restricted parking areas shall be leased only by separate license agreement with Landlord.  Landlord agrees to provide Tenant, at the Commencement Date, up to twenty-two (22) Building basement parking spaces (i.e., Tenant’s prorata share of such parking spaces) pursuant to the parking license agreement in the form of Exhibit C and executed by the parties as of the date hereof.  At Tenant’s option, up to one third (1/3) of the basement parking spaces taken by Tenant may be licensed to Tenant on a month-to-month basis.  Landlord acknowledges there presently exists approximately 20 parking spaces located near the entrance to the Building under the parking deck which are currently “signed” and/or “painted” as being reserved for Tenant’s exclusive use (the “Lower Deck Designated Parking Spaces”).  The parties agree that such Lower Deck Designated Parking Spaces shall be reduced to 10 such spaces and Landlord, at its cost, may remove such signage, painting or other designations of exclusive use (“Reserved Signage”) from the other 10 Lower Deck Designated Parking Spaces.  Landlord further agrees that Tenant shall be entitled to use during the Term of this Lease Agreement the four (4) surface parking stalls currently located outside the Building and having Reserved Signage (the “Surface Stalls”). Tenant agrees that the cost of maintaining the Reserved Signage for the remaining Lower Deck Designated Parking Spaces and the Surface Stalls shall be borne solely by Tenant. Tenant acknowledges and agrees that Landlord shall not be required to tow cars or impose sanctions or default other tenants for their use of any of the remaining ten (10) Lower Deck Designated Parking Spaces or of the Surface Stalls.

ARTICLE 15 – ASSIGNMENT AND SUBLETTING

                A.  Tenant agrees not to assign, sublet, license, mortgage or encumber this Lease Agreement, the Premises, or any part thereof, whether by voluntary act, operation of law, or otherwise, without the specific prior written consent of Landlord in each instance.   If Tenant is a corporation or a partnership, transfer of a controlling interest of Tenant shall be considered an assignment of this Lease Agreement for purposes of this Article.  Notwithstanding anything herein to the contrary, Tenant may, without the consent of Landlord, (i) assign this Lease Agreement or sublet all or any part of the Premises to an Affiliate of Tenant or (ii) assign this Lease Agreement to a person or entity (an “Acquiring Entity”) which acquires all, or substantially all of the assets of Tenant by purchase of capital stock or other ownership interest, purchase of assets, consolidation, merger or otherwise, provided that as demonstrated by Tenant, said Acquiring Entity has at the time of said assignment a tangible net worth at least as great as the tangible net worth of Tenant at the time of said assignment.  As used herein, an “Affiliate” of Tenant shall be deemed to be any entity which either controls, is controlled by or is under common control with Tenant, with “control” meaning the power to direct the management and policies, directly or indirectly, through the ownership of voting securities.  Consent by Landlord in one such instance shall not be a waiver of Landlord’s rights under this Article as to requiring consent for any subsequent instance.  In the event Tenant desires to sublet a part or all of the Premises, or assign this Lease Agreement, including to an Affiliate or Acquiring Entity of Tenant, Tenant shall give written notice to Landlord at least thirty (30) days prior to the proposed subletting or assignment, which notice shall state the name of the proposed subtenant or assignee, the terms of any sublease or assignment documents and if proposed to a person or entity other than an Affiliate of Tenant, copies of financial reports or other relevant financial information of the proposed subtenant or assignee.  At Landlord’s option and with the exception of an assignment or subletting to an Affiliate of Tenant or an assignment to an Acquiring Entity of Tenant, any and all payments by the proposed assignee or subtenant with respect to the assignment or sublease shall be paid directly to Landlord, it being further agreed by the parties that notwithstanding any other provision of this Article 15 to the contrary, any “profit” from the assignment of this Lease Agreement or a subletting of the Premises shall be shared equally between Landlord and Tenant.  In any event no subletting  or assignment, including to an Affiliate or Acquiring Entity of Tenant,  shall release Tenant of  its obligation  to  pay  the  rent  and  to  perform  all  other obligations to be performed by Tenant hereunder for the Term of this Lease Agreement.  The acceptance of rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision hereof.  At Landlord’s option and with the exception of an assignment or subletting to an Affiliate of Tenant or an assignment to an Acquiring Entity of Tenant, Landlord may terminate the Lease Agreement in lieu of giving its consent to any proposed assignment of this Lease Agreement (which termination may be contingent upon the execution of a new lease with the proposed assignee).

                B.  Landlord’s right to assign this Lease Agreement is and shall remain unqualified upon any sale or transfer of the Building and, providing the purchaser succeeds to the interests of Landlord under this Lease Agreement, Landlord shall thereupon be entirely freed of all obligations of the Landlord hereunder and shall not be subject to any liability resulting from any act or omission or event occurring after such conveyance.

ARTICLE 16 – LOSS BY CASUALTY

                If the Building is either destroyed by fire or other casualty or damaged to such an extent that such damage cannot reasonably be repaired within ninety (90) days, the Landlord shall have the right to terminate this Lease Agreement, provided it gives written notice thereof to the Tenant within ninety (90) days after such damage or destruction.  If a portion of the Premises is damaged by fire or other casualty, and Landlord does not elect to terminate this Lease Agreement, the Landlord shall, at its expense, restore the Premises to as near the condition which existed immediately prior to such damage or destruction, as reasonably possible, and the rentals shall abate during such period of time as the Premises are untenantable, in the proportion that the untenantable portion of the Premises bears to the entire Premises.  Notwithstanding the foregoing, if either (i) the damage to the Premises occurs during the last year of the Term of this Lease Agreement or if applicable, the Renewal Term or (ii) the Premises are not, in fact, so restored by Landlord within one hundred eighty (180) days of the date of such fire or other casualty, Tenant shall have the right to terminate this Lease Agreement by giving written notice of termination to Landlord no later than thirty (30) days following such damage if subpart (i) applies or fifteen (15) days following the end of said one hundred eighty (180) day period if subpart (ii) applies.

ARTICLE 17 – WAIVER OF SUBROGATION

                Landlord and Tenant hereby release the other from any and all liability or responsibility to the other or anyone claiming through or under them by way of subrogation or otherwise for any loss or damage to property caused by fire or any of the extended coverage or supplementary contract casualties, even if such fire or other casualty shall have been caused by the fault or negligence of the other party, or anyone for whom such party may be responsible.

ARTICLE 18 – EMINENT DOMAIN

                If the entire Building is taken by eminent domain, this Lease Agreement shall automatically terminate as of the date of taking.  If a portion of the Building itself or a material portion of the land accompanying the Building is taken by eminent domain, the Landlord shall have the right to terminate this Lease Agreement, provided it gives written notice thereof to the Tenant within ninety (90) days after the date of taking.  If all or such a significant portion of Tenant’s Premises within the Building are taken by eminent domain so that the remaining portion thereof is not suitable for the conduct of Tenant’s business as determined in the commercially reasonable judgment of the parties, then Tenant shall have the right to terminate this Lease Agreement provided it gives written notice to Landlord within sixty (60) days of the date of taking.   If a portion of the Premises is taken by eminent domain and this Lease Agreement is not terminated by either Landlord or Tenant as provided above, Landlord shall, at its expense, restore the Premises to as near the condition which existed immediately prior to the date of taking as reasonably possible, and the rentals shall abate during such period of time as the Premises are untenantable, in the proportion that the untenantable portion of the Premises bears to the entire Premises.  Further, in the event the rentable square footage of the Premises is reduced as a result of such taking, there shall be a proportionate adjustment in the rentals thereafter coming due under this Lease Agreement.  All damages awarded for such taking under the power of eminent domain shall belong to and be the sole property of Landlord, irrespective of the basis upon which they are awarded, provided, however, that nothing contained herein shall prevent Tenant from making a separate claim to the condemning authority for its moving expenses and trade fixtures.  For purposes of this Article, a taking by eminent domain shall include Landlord’s giving of a deed under threat of condemnation.

ARTICLE 19 – SURRENDER

                On the last day of the Term of this Lease Agreement or on the sooner termination thereof in accordance with the terms hereof, Tenant shall peaceably surrender the Premises in good condition and repair consistent with Tenant’s duty to make repairs as provided in Article 9 hereof.  On or before said last day, Tenant shall at its expense remove all of its equipment from the Premises, repairing any damage caused thereby, and any property not removed shall be deemed abandoned.  All alterations, additions and fixtures other than Tenant’s trade fixtures, which have been made or installed by either Landlord or Tenant upon the Premises shall remain as Landlord’s property and shall be surrendered with the Premises as a part thereof, or shall be removed by Tenant, at the option of Landlord, in which event Tenant shall at its expense repair any damage caused thereby; provided, however, Tenant shall have no obligation hereunder to remove any of the improvements to the Premises existing as of the Commencement Date of this Lease Agreement or to remove any alteration, addition or improvement hereafter made to the Premises by or on behalf of Tenant unless within twenty (20) business days following Tenant’s notice of such alteration, addition or improvement under Article 12 above, Landlord notifies Tenant that removal will be so required.   Notwithstanding the foregoing sentence, it is specifically agreed that any and all cable and electronic wiring installed under the raised floors, in the walls or above the ceiling of the Computer Rooms located in Suites 300 and 400 of the Premises and those portions of the cabling and electronic wiring running from the Building’s back-up generator that exclusively serve Tenant’s Premises (hereafter “Wiring”), as well as the FM-200 fire support system, the Liebert separate Cooling System, the Computer Room false floors, and any other fixtures and related equipment not so specifically referenced herein but within the Premises and servicing such computer rooms including also all such equipment or personal property located outside of the Premises and/or on the rooftop of the Building (hereafter collectively referred to as the “Specialized Fixtures”) shall be removed at Tenant’s cost at the expiration of the Term.  For purposes of the foregoing the security cameras and monitors located in Suites 200, 300, 400, 500 and 600 shall also be deemed “Specialized Fixtures.”  If the Premises are not surrendered at the end of the Term or the sooner termination thereof,  Tenant  shall  indemnify  Landlord  against loss or liability  resulting  from  delay  by  Tenant  in  so  surrendering  the  Premises, including, without limitation, claims made by any succeeding tenant founded on such  delay.   Tenant shall promptly surrender all keys for the Premises to Landlord at the place then fixed for payment of rental and shall inform Landlord of combinations on any locks and safes on the Premises and computer security codes.

ARTICLE 20 – NON–PAYMENT OF RENT, DEFAULTS

                If any one or more of the following occurs:  (1) a rent payment or any other payment due from Tenant to Landlord shall be and remain unpaid in whole or in part for more than ten (10) days following written notice by Landlord to Tenant of non-payment, except that if Landlord has given one (1) or more of such notices within the preceding twelve (12) month period, no such prior notice need be given by Landlord and Tenant shall be in default under this Lease Agreement if the payment is not made by Tenant within ten (10) days of the date the same is due and payable; (2) Tenant shall violate or default on any of the other covenants, agreements, stipulations or conditions herein, or in any parking agreement(s) or other agreements between Landlord and Tenant relating to the Premises, and such violation or default shall continue for a period of thirty (30) days (or such additional period of time, not to exceed an additional sixty (60) days, as is reasonable under the circumstances if the violation or default is of the type that cannot reasonably be cured within thirty (30) days and Tenant promptly commences such cure and at all times diligently pursues same) after written notice from Landlord of such violation or default; or (3) if Tenant shall commence or have commenced against  Tenant  proceedings  under  a  bankruptcy,  receivership,  insolvency  or similar type of action, provided, however, in the case of any such involuntary proceedings, Tenant shall have a period of sixty (60) days to have such proceedings dismissed; then it shall be optional for Landlord, without further notice or demand, to cure such default or to declare this Lease Agreement forfeited and the said Term ended, or to terminate only Tenant’s right to possession of the Premises, and to re–enter the Premises, with or without process of law, using such force as may be necessary to remove all persons or chattels therefrom, and Landlord shall not be liable for damages by reason of such re–entry or forfeiture; but notwithstanding re–entry by Landlord or  termination only of Tenant’s right to possession of the Premises, the liability of Tenant for the rent and all other sums provided herein shall not be relinquished or extinguished for  the  balance  of  the  Term  of  this  Lease  Agreement and Landlord shall be entitled to periodically sue Tenant for all sums due under this Lease Agreement or which become due prior to judgment, but such suit shall not bar subsequent suits for any further sums coming due thereafter.  Tenant  shall  be responsible for, in addition to the rentals and other sums agreed to be paid hereunder, the cost of any necessary maintenance, repair, restoration, reletting (including related cost of removal or modification of tenant improvements consistent with office use) or cure as well as reasonable attorney’s  fees incurred or awarded in any suit or action instituted by Landlord to enforce the provisions  of  this  Lease

Agreement,  regain possession of the Premises, or  the collection of the rentals due Landlord hereunder.  Tenant shall also be liable to Landlord for the payment of a late charge in the amount of 10% of the rental installment or other sum due Landlord hereunder if said payment has not been received within ten (10) days from the date said payment becomes due and payable, or cleared by Landlord’s bank within three (3) business days after deposit.  Tenant agrees to pay interest at the highest permissible rate of interest allowed under the usury statutes of the State of Minnesota, or in case no such maximum rate of interest is provided, at  the  rate  of  12%  per annum,  on  all  rentals  and  other sums due Landlord hereunder  not  paid  within  ten  (10)  days  from  the  date same become due and payable.  Each right or remedy of Landlord provided for in this Lease Agreement shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease Agreement now or hereafter existing at law or in equity or by statute or otherwise.

ARTICLE 21 – LANDLORD’S DEFAULT

                Landlord  shall  not be  deemed to be in  default  under  this Lease Agreement until Tenant has given Landlord written notice specifying the nature of the default and Landlord  does not cure such default within thirty (30) days after receipt of such notice or within such reasonable time thereafter as may be necessary to cure such default where such default is of such a character as to reasonably require more than thirty (30) days to cure.

ARTICLE 22 – HOLDING OVER

                Tenant will, at the expiration of this Lease Agreement, whether by lapse of time or termination, give up immediate possession to Landlord.  If Tenant fails to give up possession the Landlord may, at its option, serve written notice upon Tenant that such holdover constitutes either one of (i) creation of a month–to–month tenancy or (ii) creation of a tenancy at sufferance.  If Landlord does not give said notice, Tenant’s holdover shall create a tenancy at sufferance.  In any such event the tenancy shall be upon the terms and conditions of this Lease Agreement, except that the Minimum Rental shall be one hundred fifty percent (150%) of the Minimum Rental Tenant was obligated to pay Landlord under this Lease Agreement immediately prior to termination (in the case of tenancy at sufferance such Minimum Rental shall be prorated on the basis of a 365 day year for each day Tenant remains in possession); excepting further that in the case of a tenancy at sufferance, no notices shall be required prior to commencement of any legal action to gain repossession of the Premises.  In the case of a tenancy at sufferance, Tenant shall also pay to Landlord all damages sustained by Landlord resulting from retention of possession by Tenant.  The provisions of this paragraph shall not constitute a waiver by Landlord of any right of re–entry as otherwise available to Landlord; nor shall receipt of any rent or any other act in apparent affirmance of the tenancy operate as a waiver of the right to terminate this Lease Agreement for a breach by Tenant hereof.

ARTICLE 23 – SUBORDINATION

                A.  Tenant agrees that this Lease Agreement shall be subordinate to any mortgage(s) that may now or hereafter be placed upon the Building or any part thereof, and to any and all advances to be made thereunder, and to the interest thereon, and all renewals, replacements, and extensions thereof, provided the mortgagee named in such mortgage(s) shall agree to recognize this Lease Agreement or Tenant in the event of foreclosure provided the Tenant is not in default.  In confirmation of such subordination, Tenant shall promptly execute and deliver any instrument, in recordable form, as required by Landlord’s mortgagee.   In the event of any mortgagee electing to have the Lease Agreement a prior incumbrance to its mortgage, then and in such event upon such mortgagee notifying Tenant to that effect, this Lease Agreement shall be deemed prior in incumbrance to the said mortgage, whether this Lease Agreement is dated prior to or subsequent to the date of said mortgage.

                B.  Tenant agrees that this Lease Agreement shall be subordinate to any existing or future agreements with the City and/or the Housing and Redevelopment Authority of Edina, Minnesota (“City Agreements”) provided such City Agreements bind the Land upon which the Building is or will be constructed and the present and future owners of the Building.  In confirmation of such subordination, Tenant shall promptly execute and deliver any instrument, in recordable form, as may be required in connection with such City Agreements.

ARTICLE 24 – INDEMNITY, INSURANCE AND SECURITY

                A.  Tenant will keep in force at its own expense for so long as this Lease Agreement remains in effect public liability insurance with respect to the Premises in which Landlord shall be named as an additional insured, in companies and in form acceptable to Landlord with a minimum combined limit of liability of Two Million Dollars ($2,000,000.00). Said insurance shall also provide for contractual liability coverage by endorsement.  Tenant shall further provide for business interruption insurance to cover a period of not less than six (6) months; provided, however, at Tenant’s option, Tenant may elect to self-insure against the risks covered by said insurance.  Tenant will further deposit with Landlord the policy or policies of such insurance or certificates thereof, or other acceptable evidence that such insurance is in effect, which evidence shall provide that Landlord shall be notified in writing thirty (30) days prior to cancellation, material change, or failure to renew the insurance.  Subject to Article 17 hereof with respect to damage to property and except to the extent caused by the negligence or willful misconduct of the party seeking indemnification, each party covenants  and  agrees  to  indemnify  and  hold  the other party (including in the case of Tenant as the indemnifying party, Landlord’s  property manager) harmless  for  any  claim, loss or damage, including reasonable attorney’s fees, suffered by the other party or such property manager caused by:  i) any act or omission by the indemnifying party, its employees, contractors or agents in, at, or around the Premises or the Building; ii) the conduct or management of any work or thing whatsoever done by the indemnifying party, its contractors, agents or employees in or about the Premises or Building; or iii) the indemnifying party’s failure to comply with any and all Laws in breach or violation of Tenant’s obligations under Article 10 of this Lease Agreement in the case of Tenant as the indemnifying party or that are applicable to the Building (exclusive of the Premises) in the case of Landlord as the indemnifying party.  If Tenant shall not comply with its covenants made in this Article  24, Landlord may, at its option upon fifteen (15) days’ prior written notice to Tenant, cause insurance as aforesaid to be issued and in such event Tenant agrees to pay the premium for such insurance promptly upon Landlord’s demand.  During the Term, Tenant agrees to not substantially reduce its current (at the commencement of the Term) levels of insurance coverage.

                B.  Tenant  shall  be  responsible  for  the  security  and  safeguarding  of the Premises and all property kept, stored or maintained in the Premises.  Landlord will make available to Tenant, at Tenant’s request, the plans and specifications for construction of the Building and the Premises. The placement and sufficiency of all safes, vaults, cash or security drawers, cabinets or the like placed upon the Premises by Tenant shall be at the sole responsibility and risk of Tenant.  Tenant shall maintain in force throughout the Term, insurance upon all contents of the Premises, including that owned by others and Tenant’s equipment and any alterations, additions, fixtures, or improvements in the Premises acknowledged by Landlord to be the Tenant’s.

                C.  Landlord shall carry and cause to be in full force and effect a fire and extended coverage insurance policy on the Building, but not contents owned, leased or otherwise in possession of Tenant.  The cost of such insurance shall be an Operating Expense.

ARTICLE 25 – NOTICES

                All notices from Tenant to Landlord required or permitted by any provisions of this Lease Agreement shall be directed to Landlord postage prepaid, certified or registered mail, at the address provided for Landlord in the preamble to this Lease Agreement or at such other address as Tenant shall be advised to use by Landlord.  All notices from Landlord to Tenant required or permitted by any provision of this Lease Agreement shall be directed to Tenant, postage prepaid, certified or registered mail, at the Premises and at the address, if any, set forth on the signature page of this Lease Agreement.  Landlord and Tenant shall each have the right at any time and from time to time to designate one (1) additional party to whom copies of any notice shall be sent.

ARTICLE 26 – APPLICABLE LAW

                This Lease Agreement shall be construed under the laws of the State of Minnesota.

ARTICLE 27 – MECHANICS’ LIEN

                In the event any mechanic’s lien shall at any time be filed against the Premises or any part of the Building by reason of work, labor, services or materials performed or furnished to Tenant or to anyone holding the Premises through or under Tenant, Tenant shall forthwith cause the same to be discharged of record or if contested by appropriate proceedings, bonded over.  If Tenant shall fail to cause such lien forthwith to be so discharged or bonded over within twenty (20) days after being notified of the filing thereof, then, in addition to any other right or remedy of Landlord, Landlord may, but shall not be obligated to, discharge the same by paying the amount claimed to be due, or by bonding, and the amount so paid by Landlord and all costs and expenses, including reasonable attorney’s fees incurred by Landlord in procuring the discharge of such lien, shall be due and payable in full by Tenant to Landlord on demand.

ARTICLE 28 — QUIET ENJOYMENT

                 Landlord covenants that it has the right to make and enter into this Lease Agreement for the Term hereof and covenants that so long as Tenant complies with its obligations under this Lease Agreement, Tenant shall, during the Term of this Lease Agreement or any extensions thereof, peaceably and quietly occupy and enjoy the Premises subject, however, to the express provisions of this Lease Agreement.

ARTICLE 29 – BROKERAGE

                Each of the parties represents and warrants that there are no claims for brokerage commissions or finder’s fees in connection with this Lease Agreement, and agrees to indemnify the other against, and hold it harmless from all liabilities arising from any such claim, including without limitation, the cost of attorney’s fees in connection therewith.

ARTICLE 30 – SECURITY DEPOSIT

                (Intentionally Omitted)

ARTICLE 31 – ESTOPPEL CERTIFICATES

                A.            Each party hereto agrees that at any time, and from time to time during the Term of this Lease Agreement, within ten  (10) days after request by the other party hereto, it will execute, acknowledge and deliver to such other party or to any prospective purchaser, assignee or mortgagee designated by such other party, an estoppel certificate in a form acceptable to Landlord.  Tenant agrees that unless its annual report is readily available to the public, Tenant will provide Landlord (but not more often than twice in any calendar year), within ten (10) days of request, the then most current financial statements of Tenant and of any guarantors of this Lease Agreement which may subsequently guarantee this Lease Agreement, which shall be certified by Tenant, and if available, shall be audited and certified by a certified public accountant.  Landlord shall keep such financial statements confidential, except Landlord shall, in confidence, be entitled to disclose such financial statements to existing or prospective mortgagees or purchasers of the Building.

                B.            Tenant acknowledges that the Building is in a tax increment financing district, and pursuant to Minnesota Statutes §116J.991 an annual report to the State is required regarding jobs and wages. Tenant agrees, within sixty (60) days subsequent to each calendar year during the Term but no earlier than fifteen (15) days following written request therefor by Landlord, to certify to the Housing and Redevelopment Authority of Edina, Minnesota (“HRA”): i) the number of employees employed at the Premises, ii) whether any such employees are new and if so whether the new employee is replacing a former employee or is increasing the employment at the Premises, iii) the hourly wages paid to such employees (or if said employees are paid on a salaried basis, then the salary range of such employee, but if over $40,000 then identifying said salary as $40,000 plus), specifically including identifying the wages or salaries for any such new employees. Such certification shall be on such form as may reasonably be required by the HRA.

ARTICLE 32 – EXCULPATION

                Tenant agrees to look solely to Landlord’s interest in the Building for the recovery of any judgment from Landlord, it being agreed that Landlord and Landlord’s partners, whether general or limited (if Landlord is a partnership) or its directors, governors, officers, managers, members or shareholders (if Landlord is a limited liability company or corporation), shall never be personally liable for any such judgment.

ARTICLE 33 – RELOCATION FEE

                If Tenant surrenders possession of all portions of the Premises and Building (due to expiration or earlier voluntary termination of this Lease Agreement) and Tenant directly relocates its business into another property which is then owned by United Properties Investment LLC or any affiliate thereof (“United Properties”) pursuant to a new lease agreement with United Properties, then United Properties agrees to pay to Tenant a relocation fee equal to $2.70 per rentable square foot of the premises to which Tenant relocates, which fee shall be payable at the commencement of said new lease’s term.

ARTICLE 34 – HAZARDOUS MATERIALS

                Tenant shall not cause or permit the release, discharge, or disposal nor the presence, use, transportation, generation, or storage of any Hazardous Materials (as hereafter defined) in, on, under, about, to, or from the Premises by either Tenant, Tenant’s employees, agents, contractors, or invitees (collectively the “Tenant”) other than the use of such materials in de minimus quantities reasonably necessitated by the Tenant’s regular business activities.

                Tenant further agrees and covenants to Landlord, its agents, employees, affiliates and shareholders (collectively the “Landlord”) the following:

(a)                                  To comply with all Environmental Laws in effect, or may come into effect, applicable to the Tenant or Tenant’s use and occupancy of the Premises;

(b)                                 To immediately notify Landlord, in writing, of any existing, pending or threatened (i) investigation, inquiry, claim or action by any governmental authority in connection with any Environmental Laws; (ii) third party claims; (iii) regulatory actions; and/or (iv) contamination of the Premises;

(c)                                  Tenant shall, at Tenant’s expense, investigate, monitor, remediate, and/or clean up any Hazardous Material or other environmental condition on, about, or under the Premises required as a result of Tenant’s use or occupancy of the Premises to the extent caused by Tenant;

(d)                                 To keep the Premises free of any lien imposed pursuant to any Environmental Laws due to Tenant’s breach of any of the foregoing provisions of this Article 34; and

(e)                                  To indemnify, defend, and save Landlord harmless from and against any and all claims (including personal injury, real, or personal property damage), actions, judgments, damages, penalties, fines, costs, liabilities, interest, or attorney’s fees that arise, directly or indirectly, from Tenant’s violation of any Environmental Laws or the presence of any Hazardous Materials on, under or about the Premises due to Tenant’s breach of any of the foregoing provisions of this Article 34.

                The Tenant’s obligations, responsibilities, and liabilities under this Article shall survive the expiration of this Lease Agreement.

                For purposes of this Article the following definitions apply:

“Hazardous Materials” shall mean:  (i) any “hazardous waste” and/or “hazardous substance” defined pursuant to any Environmental Laws; (ii) asbestos or any substance containing asbestos; (iii) polychlorinated biphenyls; (iv) lead; (v) radon; (vi) pesticides; (vii) petroleum or any other substance containing hydrocarbons; (viii) any substance which, when on the Premises, is prohibited by any Environmental Laws; and (ix) any other substance, materials, or waste which, (a) by any Environmental Laws required special handling or notification of any governmental authority in its collection, storage, treatment, or disposal or (b) is defined or classified as hazardous, dangerous or toxic pursuant to any legal requirement.

“Environmental Laws” shall mean: any and all federal, state and local laws, statutes, codes, ordinances, regulations, rules or other requirements, relating to human health or safety or to the environment, including, but not limited to, those applicable to the storage, treatment, disposal, handling and release of any Hazardous Materials, all as amended or modified from time to time.

ARTICLE 35 - RENEWAL OPTION

                Landlord hereby grants to Tenant one (1) option to renew this Lease Agreement for a term of five (5) years (“Renewal Term”), for all portions of the Premises then being leased by Tenant as of the date the Renewal Term is to commence, provided the Lease Agreement is in full force and effect and Tenant is not in default beyond any applicable cure period under any of the other terms and conditions of the Lease Agreement at the time of either notification of renewal or commencement of the Renewal Term.  The Renewal Term shall be on the same terms and conditions as set forth in this Lease Agreement, except as modified by the terms, covenants and conditions as set forth below:

1.     Notice.  If Tenant elects to exercise said option, then Tenant shall provide Landlord with written notice twelve (12) months prior to the expiration of the initial Term of the Lease Agreement (“Renewal Notice”).  If Tenant fails to provide such notice, Tenant shall have no right to extend or renew the Term of the Lease Agreement.  Time is of the essence with respect to the giving of such Renewal Notice.  The Renewal Notice shall be given in the manner provided in the Lease Agreement for the giving of notices to Landlord.  Tenant’s Renewal Notice shall include a request of Landlord’s determination of the “Fair Rental Rate” (as defined below).

2.     Establishing the Fair Rental Rate for the Renewal Option.  Within ten (10) days of Landlord’s receiving Tenant’s Renewal Notice, Landlord shall notify Tenant of Landlord’s determination of the “Fair Rental Rate” to be applicable during the Renewal Term (“Landlord’s Rate Notice”).  If the Fair Rental Rate as set forth in Landlord’s Rate Notice is acceptable to Tenant, then Tenant’ exercise of said Renewal option shall be complete and irrevocable.  If the Fair Rental Rate as set forth in Landlord’s Rate Notice is not acceptable to Tenant, Tenant must provide Landlord with written notice on or before twenty (20) days subsequent to the receipt of Landlord’s Rate Notice, time being of the essence and the failure to so timely object in writing shall be deemed an acceptance of Landlord’s Fair Rental Rate and Tenant’ exercise of said Renewal option shall be complete and irrevocable.  But if Tenant has so timely objected in writing to Landlord’s Rate Notice, then Landlord and Tenant shall negotiate, in good faith, for up to an additional twenty (20) days to arrive at a mutually acceptable Fair Rental Rate, which is within the definition thereof as set forth below.  If, however, at the end of said additional twenty (20) day period Landlord and Tenant have failed to arrive at a mutually acceptable Fair Rental Rate, then Tenant must either rescind its Renewal Notice, or request that the Fair Rental Rate for the Minimum Rental payable during the Renewal Term shall be determined by appraisal in accordance with the provisions of Paragraph 8 below of this Article 35.  If Tenant fails to request such an appraisal within three (3) business days from the end of said additional twenty (20) day period, then Tenant shall be deemed to have rescinded its Renewal Notice.  All notices under this Paragraph shall be given in the manner provided in the Lease Agreement for the giving of notices.

3.     Renewal Payments.  If Tenant has exercised its Renewal option as set forth above, then on the last day of the first year of the Renewal Term, and on the last day of each year thereafter through the fifth year of the Renewal Term, provided the Lease Agreement is in full force and effect and Tenant is not in default beyond any applicable cure period, Landlord shall pay to Tenant a cash allowance equal to $2.16 per rentable square foot of Premises being renewed.

4.     Memorializing the Renewal.  Upon the irrevocable exercise of the Renewal option, whether by Tenant’s acceptance (or deemed acceptance) of Landlord’s determination of the Fair Rental Rate as set forth in Landlord’s Rate Notice,  by a mutually acceptable negotiated Fair Rental Rate pursuant to Paragraph 2 of this Article, or by arbitration pursuant to Paragraph 8 of this Article; then the parties shall memorialize the exercise of the Renewal by executing an amendment to the Lease Agreement to extend the Term of the Lease Agreement for the Renewal Term, upon the same terms and conditions herein contained; provided, however:  i) the Renewal payment provisions of Paragraph 3 of this Article shall be added; ii) the monthly installments of annual Minimum Rental payable by Tenant to Landlord for the Renewal Term shall be at the Fair Rental Rate as determined by the foregoing Paragraph 2 of this Article; and iii) there shall be no further right to renew the Term of the Lease Agreement.

5.     No Partial Exercise of Renewal.  Any exercise of the Renewal Term shall apply to the entire Premises as then existing.

6.     Definition of Fair Rental Rate.  For purposes of this Article, “Fair Rental Rate” means the annual net Minimum (or base or fixed) rental, that a tenant would pay to a landlord under a net lease containing other terms and conditions substantially as set forth herein with respect to comparable premises in a comparable building in the southwestern suburban metropolitan area of Minneapolis, Minnesota where both the landlord and tenant are willing and able to enter into such a lease transaction but neither would be under any compulsion to do so, and  taking into account all relevant facts and circumstances concerning the Building, the parties, and the relevant market, including, but not limited to  actual rates, improvement allowances, moving allowances, or other cash payments, free or abated rent, brokerage commissions and other tenant inducements.

7.     Option to Renew Not Transferable Except to Affiliates and Acquiring Entities. The parties hereto acknowledge and agree that the option to renew as set forth in this Article shall be “personal” to the Tenant executing this Lease Agreement and its Affiliate or Acquiring Entity.  Accordingly, only the Tenant executing this Lease Agreement or if said Tenant has assigned this Lease Agreement to its Affiliate or Acquiring Entity, said Tenant’s Affiliate or Acquiring Entity, as applicable shall have the right to exercise the option to renew for the Renewal Term provided for in this Article 35.  Under no circumstances whatsoever shall the assignee under a complete or partial assignment of this Lease Agreement, other than an Affiliate or Acquiring Entity of the Tenant executing this Lease Agreement, have any right to exercise the option to renew for the Renewal Term under this Article 35.

8.     Appraisal.

8.1           If pursuant to the provisions of Paragraph 2 above the Fair Rental Rate for the Minimum Rental payable during the Renewal Term is to be determined by appraisal, the following provisions shall apply.  The Fair Rental Rate for the Renewal Term shall be determined by an appraisal made by a “Fair Rental Rate Board” consisting of three reputable individuals (each an “Expert”) who shall each have not less than ten (10) years experience in and who are knowledgeable about the office market of the southwestern suburban metropolitan area of Minneapolis, Minnesota, each of whom shall have no “Disqualifying Interest”. A “Disqualifying Interest” shall mean a person who has a direct or indirect financial or other business interest in or in common with any of the parties hereto.  One Expert shall be appointed by the first two Experts.  The first two Experts shall be appointed within twenty (20) days following the expiration of the twenty (20) day period referred to in Paragraph 2 above for the parties to negotiate in good faith, one by each of the two parties.  If the first two Experts are unable to agree on a third Expert within ten (10) days after the appointment of the second Expert, or if either party refuses or neglects to appoint an Expert as herein provided within ten (10) days after the appointment of the first Expert, then such third Expert or such second Expert whose appointment was not made as aforesaid shall be appointed by any judge of the Hennepin County District Court.  If the determinations of at least two of the Experts shall be identical in amount, said amount shall be deemed to be the Fair Rental Rate.  If the determinations of all three Experts shall be different in amount, the highest appraised value shall be averaged with the middle value (said average being hereinafter referred to as “Sum A”), the lowest appraisal value shall be averaged with the middle value (said average being hereinafter referred to as “Sum B”), and the Fair Rental Rate shall be determined as follows:

A.                                   If neither Sum A nor Sum B differs from the middle appraised value by more than ten percent (10%) of such middle appraised value, then the Fair Rental Rate for the Renewal Term shall be deemed to be the average of the three appraisals;

B.                                     If either Sum A or Sum B (but not both of said sums) differs from the middle appraised value by more than ten percent (10%) of such middle appraised value, then the Fair Rental Rate for the Renewal Term shall be deemed to be the average of the middle appraised value and the appraised value closer in amount to said middle value; and

C.                                     If both Sum A and Sum B differ from the middle appraised value by more than ten percent (10%) of such middle appraised value, the Fair Rental Rate for the Renewal Term shall be the middle appraised value.

8.2           Written notice of the Fair Rental Rate for the Renewal Term as duly determined in accordance with the provisions of this Paragraph 8 shall be promptly given to the parties hereto and shall be binding and conclusive on the parties hereto for the duration of the period for which the determination in question has been made.  Each party shall bear its own expense in connection with the Fair Rental Rate Board proceeding or proceedings, except that the fees of the third Expert shall be borne equally.

8.3           The Minimum Rental and monthly Minimum Rental in effect at the expiration of the initial Term of this Lease shall be revised to reflect the Fair Rental Rate.

8.4           If for any reason the Fair Rental Rate has not been determined as of the date on which Minimum Rental is to be paid for the Renewal Term, then on or after such date and until such determination is made, the Minimum Rental shall be the amount set forth in Landlord’s Rate Notice, and if the determination indicates that a greater or lesser Minimum Rental should have been paid than that which actually was paid, a proper adjustment shall be made in a payment from Tenant to Landlord or from Landlord to Tenant, together with interest at ten percent (10%) per annum.

ARTICLE 36 - GENERAL

                This Lease Agreement does not create the relationship of principal and agent or of partnership or of joint venture or of any association between Landlord and Tenant, the sole relationship between Landlord and Tenant being that of landlord and tenant.  No waiver of any default of Tenant hereunder shall be implied from any omission by Landlord to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect any default other than the default specified in the express waiver and that only for the time and to the extent therein stated.  The covenants of Tenant to pay the Minimum Rental and the Additional Rental are each independent of any other covenant, condition, or provision contained in this Lease Agreement.  The marginal or topical headings of the several Articles, paragraphs and clauses are for convenience only and do not define, limit or construe the contents of such Articles, paragraphs or clauses. All preliminary negotiations are merged into and incorporated in this Lease Agreement.  This Lease Agreement can only be modified or amended by an agreement in writing signed by the parties hereto.  All provisions hereof shall be binding upon the heirs, successors and assigns of each party hereto.  If any term or provision of this Lease Agreement shall to any extent be held invalid or unenforceable, the remainder shall not be affected thereby, and each other term and provision of this Lease Agreement shall be valid and be enforced to the fullest extent permitted by law.  If Tenant is a corporation, each individual executing this Lease Agreement on behalf of said corporation represents and warrants that he is duly authorized to execute and deliver this Lease Agreement on behalf of said corporation in accordance with a duly adopted resolution of the Board of Directors of said corporation or in accordance with the Bylaws of said corporation, and that this Lease Agreement is binding upon said corporation in accordance with its terms. No receipt or acceptance by Landlord from Tenant of less than the monthly rent herein stipulated shall be deemed to be other than a  partial  payment  on  account  for  any  due  and  unpaid  stipulated  rent;  no endorsement  or  statement  of  any  check  or  any  letter  or  other  writing accompanying any check or payment of rent to Landlord shall be deemed an accord and satisfaction, and Landlord may accept and negotiate such check or payment without prejudice to Landlord’s rights to (i) recover the remaining balance of such unpaid  rent  or  (ii)  pursue  any  other  remedy  provided  in  this  Lease Agreement. Neither party shall record this Lease Agreement or any memorandum thereof,  and any such recordation shall be a breach of this Lease Agreement void,  and  without  effect.   Time is of the essence with respect to the due performance of the terms, covenants and conditions herein contained.  Submission of this instrument for examination does not constitute a reservation of or option for the Premises, and this Lease Agreement shall become effective only upon execution and delivery thereof by Landlord and Tenant.

IN WITNESS WHEREOF, this Lease Agreement has been duly executed by the parties hereto as of the day and year indicated above.

TENANT: ANALYSTS INTERNATIONAL CORPORATION	LANDLORD: CENTENNIAL LAKES III, L.L.C.
By: United Properties, Manager

By:	By:

Its:	Its:

By:	By:

Its:	Its:

Date: May , 2002	Date: May , 2002

Address for Notices, if other than the Premises:

The undersigned hereby consents and agrees to be bound by the foregoing provisions of Article 33.

United Properties Investment LLC

By:
Its:

By:
Its:

SCHEDULE OF EXHIBITS

Exhibit A-1	Graphic or Description of the Premises
Exhibit A-2	Site Plan of Building
Exhibit B	Storage Area License Agreement
Exhibit C	Parking Garage License Agreement
Exhibit D	Roof Top License Agreement
Exhibit E	Operating Expense Exclusions

EXHIBIT A

GRAPHIC OR DESCRIPTION OF THE PREMISES

A-1

EXHIBIT A-2

SITE PLAN OF BUILDING

A-2-1

EXHIBIT B

STORAGE AREA

LICENSE AGREEMENT

                This License Agreement made as of the 15th day of May, 2002, by and between Centennial Lakes III, L.L.C., a Delaware limited liability company (“Licensor”) and Analysts International Corporation, a Minnesota corporation (“Licensee”).

                WITNESSETH:

                In consideration of the covenants and agreements contained herein, and other good and valuable consideration, receipt and sufficiency of which is acknowledged, Licensor and Licensee mutually agree as follows:

                l.              GRANT:  Licensor hereby grants to Licensee, for the sole purpose of storage of files, papers and other office business property, approximately 3,076 square feet of storage space located in the lower level of Centennial Lakes — Phase III at 3601 West 76th Street, Edina, Minnesota and (if so attached) covering the specific area designated on Exhibit A to this License.

                2.             TERM:  The term of this License shall be coterminous with the Term of the Office Lease.

                3.             LICENSE FEE:  Licensee shall pay as its fee for this License for the storage space the sum of (i) $11.00 per square foot per year in equal monthly installments of $2,820.00 during the initial Term of the Office Lease and (ii) $12.50 per square foot per year in equal monthly installments of $3,204.17 during the “Renewal Term” of the Office Lease if the Term of the Office Lease is extended pursuant to Article 35 thereof, which monthly installments shall be payable on or before the first day of each month to c/o United Properties, 3500 West 80th Street, Minneapolis, Minnesota, 55431, or at such other address that Licensor may designate.  In the event the term of this License commences on other than the first day of a month, the fee will be prorated for such month.

                4.             RIGHT OF RE–ENTRY:  Licensee agrees that this License is made upon the condition that if the Licensee shall fail to pay the license fee when due, fail to keep any term or condition of this license, or shall neglect or fail to keep, observe and perform any of the rules and regulations from time to time adopted and promulgated by Licensor for the operation of the storage area, then in any of said cases the Licensor may, upon ten (10) days’ prior written notice to Licensee,  immediately or at any time thereafter and without notice or demand, retake possession of the storage area, without such re–taking working a forfeiture of the license fee to be paid by Licensee for the full term of this License and may, at Licensor’s election, license the storage area on such terms and conditions and for such fees and for such time as Licensor may elect.  In the event of such retaking Licensee agrees to return to Licensor any and all keys and/or admittance cards, upon notice from Licensor.

                5.             STORAGE AREA OPERATION:  It is specifically understood and agreed that the storage area is operated without constant staffing and that except in the event of the negligence or willful misconduct of Licensor, its agents, employees or contractors, Licensor shall not be responsible for any loss, damage or casualty sustained by Licensee for the loss of any articles, personal property or any such other items from Licensee’s licensed storage area.  Unless such damage is caused by the gross negligence or willful misconduct of Licensor, Licensor shall not be liable to Licensee for any water damage to Licensee’s property by reason of water leakage or water seepage through concrete or dampness.

                6.             OFFICE LEASE:  Licensee presently has (or is contemporaneously executing) a lease for office space within the building or building complex in which the storage area is located (“Office Lease”).  For purposes of this License Agreement, the following terms and conditions of the Office Lease are incorporated herein by reference and shall be applicable to the storage space:

Article 8  (Non–liability of Landlord); Article 9 (Care of Premises); Article 10 (Non-Permitted Use); Article 11 (Inspection); Article 12 (Alterations); Article 16 (Loss by Casualty); Article 17 (Waiver of Subrogation); Article 18 (Eminent Domain); Article 19 (Surrender); Article 21 (Landlord’s Default); Article 23 (Subordination); Article 24 (Indemnity, Insurance and Security); Article 25 (Notices); and Article 31 (Estoppel Certificates).

                A termination of the Office Lease, whether by expiration of the term or otherwise, shall automatically constitute a termination of this License Agreement.  Further, a default in this License Agreement shall constitute a default under Licensee’s Office Lease with Licensor and entitle Licensor to all remedies provided therein including termination of the Office Lease.

                7.             NO ASSIGNMENT:  Except in conjunction with an assignment of the Office Lease consented to or otherwise permitted under the terms of the Office Lease, Licensee may not assign, or otherwise transfer all or any part of its interest in this License Agreement without the prior written consent of Licensor.

(LICENSEE)	(LICENSOR)
ANALYSTS INTERNATIONAL	CENTENNIAL LAKES III, L.L.C.
CORPORATION	By: United Properties LLC, Manager

By	By
Its:	Its:

By:	By
Its:	Its:

B-1

EXHIBIT A

GRAPHIC OR DESCRIPTION OF THE STORAGE SPACE

B-1

EXHIBIT C

Stall No(s)	Address: 3601 West 76th Street	Edina, Minnesota

PARKING GARAGE LICENSE AGREEMENT

                This License Agreement made as of the 15th day of May, 2002, by and between CENTENNIAL LAKES III, L.L.C., a Delaware limited liability company (“Licensor”) and ANALYSTS INTERNATIONAL CORPORATION, a Minnesota corporation, a Delaware corporation (“Licensee”),

                WITNESSETH:

                In consideration of the covenants and agreements contained herein, and other good and valuable consideration, receipt and sufficiency of which is acknowledged, Licensor and Licensee mutually agree as follows:

                l.              GRANT:  Licensor hereby grants to Licensee, for the sole purpose of parking the automobile(s) described in Licensee’s application attached hereto, sixteen (16) unassigned, climate controlled parking stall(s) at the above referenced address and covering the specific stall(s) designated at the top of the page of this License.

                2.             TERM:  The term of this License shall be coterminous with the Term of the Office Lease.  Notwithstanding the foregoing, either Licensor or Licensee may from time to time terminate this License as to up to  zero (0) of the parking stalls effective as of the end of any calendar month by giving at least thirty (30) days’ prior written notice to the other party.

                3.             LICENSE FEE: Licensee shall pay as its fee for this License for the parking stall(s) the sum of (i) $100.00 per month per stall during the initial Term of the Office Lease and (ii) $115.00 per month per stall during the “Renewal Term” of the Office Lease if the Term of the Office Lease is extended pursuant to Article 35 thereof, which monthly installments shall be payable on or before the first day of each month to Licensor, c/o United Properties LLC, Northland Executive Office Center, 3500 West 80th Street, Suite 200, Minneapolis, Minnesota, 5543l, or at such other address that Licensor may designate; together with any sales, use or other tax (excluding income tax) payable or which may become payable by Licensor as a result of said fee.  In the event the term of this License commences on other than the first day of a month, the fee will be prorated for such month.  The License Fee shall terminate on the expiration date of the license or on the date the Licensee returns the door operator(s) and/or admittance card(s) whichever occurs last.

                4.             NEGATIVE COVENANTS:  Licensee shall not:

                a)             Park more than one (l) standard sized (or smaller) automobile per parking stall licensed herein at the same time.

                b)            Allow any non–authorized automobile to be parked in Licensee’s parking stall(s).

                c)             Allow any automobile to be stored overnight in the parking stall(s) except on an occasional basis when special circumstances so require.

Upon breach of any covenant set forth in this Paragraph 4 by Licensee, Licensor may, at its option, and in addition to Licensor’s remedies provided in paragraph 5 hereof, charge Licensee the sum of $30.00 for each day of any such violation, and/or may tow or have towed any automobile which is parked in violation of any covenant set forth in this paragraph 4, and in such case Licensee agrees to pay Licensor as an additional License Fee hereunder all towing and storage costs associated with said towing.

                5.             RIGHT OF RE–ENTRY AND EXPIRATION:  Licensee agrees that this License is made upon the condition that if the Licensee shall fail to pay the License Fee when due, fail to keep any term or condition of this License, or shall neglect or fail to keep, observe and perform any of the rules and regulations from time to time adopted and promulgated by Licensor for the operation of the parking areas, then in any of said cases the Licensor may, upon ten (10) days’ prior written notice to Licensee, immediately or at any time thereafter and without notice or demand, retake possession of the parking stall(s), without such re–taking working a forfeiture of the License Fee to be paid by Licensee for the full term of this License and may, at Licensor’s election, license the parking stall(s) on such terms and conditions and for such fees and for such time as Licensor may elect.  In the event of such retaking or at the end of the Term, Licensee agrees to return to Licensor any and all door operator(s) and/or admittance cards, upon notice from Licensor.  Licensee shall pay to Licensor, Licensor’s replacement/lost fee for all such door operator(s) and/or admittance cards not returned.

                6.             PARKING AREA OPERATION:  It is specifically understood and agreed that the parking area is operated without constant staffing and that Licensor shall not be responsible for any loss, damage or casualty sustained by Licensee’s automobile or for the loss of any articles, personal property or any such other items from Licensee’s automobile, unless cause by the willful acts or negligence of Licensor, its agents and employees.  Unless such damage is caused by the gross negligence or willful misconduct of Licensor, Licensor shall not be liable to Licensee for any water damage to Licensee’s property by reason of water leakage or water seepage through concrete into or on the automobile.

                7.             OFFICE LEASE:   Licensee presently has (or is contemporaneously executing) a lease for office space within the building(s) in which the parking area is located.

                a.             A default in this License Agreement shall constitute a default under Licensee’s Office Lease with Licensor and entitle Licensor to all remedies provided therein including the termination of the Office Lease.

                b.             A termination of the Office Lease, whether by expiration of the term or otherwise, shall automatically constitute a termination of this License Agreement.

                8.             NO ASSIGNMENT OF LICENSE:     Except in conjunction with an assignment of the Office Lease consented to or otherwise permitted under the terms of the Office Lease, Licensee shall not assign this License Agreement or the License granted hereunder in whole or in part, without the written consent of Licensor.

(LICENSEE)	(LICENSOR)
ANALYSTS INTERNATIONAL	CENTENNIAL LAKES III, L.L.C.
CORPORATION	By: United Properties LLC, Manager

By	By
Its:	Its:
Date:	Date:

C-1

EXHIBIT D

ROOF TOP LICENSE AGREEMENT

                This License Agreement (the “Agreement”), dated as of the 15th day of May, 2002, is between CENTENNIAL LAKES III, L.L.C., a Delaware limited liability company (the “Licensor”), having an address at Suite 200, 3500 West 80th Street, Bloomington, Minnesota 55431 and ANALYSTS INTERNATIONAL CORPORATION, a Minnesota corporation (the “Licensee”), having an address at Suite 200, 3601 West 76th Street, Edina, Minnesota 55435 (the “Premises”).

                1.             Licensor agrees to permit Licensee to utilize for purposes provided herein, the roof space (the exact location to be determined by Licensor) on the building (“Building”) in which the Premises are located (the “Roof Space”), for the period of time which is coterminous with the term of the Office Lease (as defined below).

                2.             Licensee may install, use and maintain on such Roof Space equipment (“Equipment”) as described in Exhibit A attached hereto.

                3.             Licensor agrees that Licensee may run cables (the “Cables”) between the Roof Space and the Licensee’s Premises.  Any damages to the Building or fixtures or equipment located upon or within the Building resulting therefrom shall be promptly repaired by Licensee.

                4.             The Equipment shall remain the property of the Licensee or its contractor.  Licensee shall at its cost remove such Equipment (and if so requested by Licensor, the Cables) at the expiration or sooner termination of the license granted hereunder or this License Agreement, and restore the Roof Space and Building to the condition they were in prior to Licensee’s installation of the Equipment and Cables. The obligations to remove the Equipment and Cables and to restore and repair the Roof Space and Building shall survive the expiration or sooner termination of the license and this License Agreement.

                5.             Licensee and/or its contractor shall bear all expenses in connection with the installation, use and maintenance of such Equipment and Cables and removal of the same.  Licensee shall indemnify and hold Licensor harmless from and against liability, damages, costs and expenses, including reasonable attorneys’ fees incurred by Licensor, arising out of Licensee’s installation, use, maintenance and removal of the Equipment and Cables. This obligation shall survive the expiration, cancellation or termination of this License Agreement and the license created hereunder.

                6.             Licensee and/or its contractor shall maintain in force during the term of this License Agreement comprehensive liability insurance in amounts and in such form as reasonably satisfactory to Licensor, protecting Licensor against any liability, damages, cost or expenses, in connection with the installation, use, maintenance and removal of the Equipment and Cables and shall supply the appropriate certificates of such insurance upon request.

                7.             Licensee and its contractors shall comply with all applicable federal, state and local laws, regulations, and building codes in connection with the installation, use, maintenance and removal of the Equipment and Cables. In the event any such laws, regulations, or codes requires physical improvements be made to the Building or other expenditures by or on behalf of the Building and/or its owner, the costs of the same shall be borne by Licensee. Notwithstanding the foregoing, any physical improvements, whether required by law, regulation, code or otherwise, shall be subject to Licensor’s approval, which approval may be given or denied in Licensor’s reasonable discretion. If any law, regulation or code prohibits or disallows the Equipment and/or Cables or the effective use of the license granted hereby, whether now or in the future, Licensor shall be entitled to terminate the license granted hereby, without penalty; and Licensee shall take such action so as to allow the Building to again be in compliance with such law, regulation or code, including, if necessary, the removal of the Equipment and/or Cables.

                8.             Licensor agrees to permit Licensee reasonable access to the Roof Space and other areas so as to facilitate the installation, use, maintenance and removal of the Equipment and Cables; provided, however, Licensor hereby consents to the existing Equipment and Cables located on the Roof Space .

                9.             Licensee shall be required to get prior approval from Licensor pertaining to the Equipment size, color, location on roof, method of mounting and the location of all Cables; provided, however, Licensor hereby consents to the existing Equipment and Cables located on the Roof Space.  In no instance shall this installation breach or penetrate the roof membrane.

                10.           Notwithstanding anything else contained herein to the contrary, the license granted herein is subject to the non–interference of Licensee’s Equipment with the normal operation, functioning and use of any other equipment (whether owned by Licensor or by other licensees and/or tenants of Licensor) currently existing upon the roof of the Building.  In the event of any such interference, Licensor may terminate the license granted hereunder if such interference is not corrected within five (5) days notice from Licensor to Licensee. Notwithstanding anything else contained herein to the contrary, Licensor does not guaranty nor warrant the reception, noninterference or effective use of Licensee’s Equipment, either at initial installation nor thereafter.

                11.           Any notice required or desired under this License Agreement shall be deemed sufficiently given if given in compliance with the Licensee’s Office Lease.

                12.           In the event of default by Licensee of any of the terms and conditions set forth in this License Agreement, upon ten (10) days’ written notice to Licensee, Licensor shall have the right to terminate this License Agreement and the license created hereunder, and to such other relief as may be allowed by law or equity.  Whether suit be commenced or not, Licensee agrees to pay the attorneys’ fees, costs and expenses of Licensor incurred in enforcing or attempting to enforce this License Agreement.

                13.           No other Equipment shall be permitted by this license, without Licensor’s prior written consent, which consent may be given, withheld or conditioned in Licensor’s sole discretion.

                14.           All operations by Licensee shall be in compliance with all Federal Communications Commission (“FCC”) requirements. Licensor shall be responsible for compliance with all marking and lighting requirements of the Federal Aviation Administration (“FAA”) and the FCC.

                15.           Licensor waives any lien rights it may have concerning the Equipment which are deemed Licensee’s personal property and not fixtures, and Licensee has the right to remove the same at any time without Licensor’s consent.

                16.           If the Premises or Equipment are damaged, destroyed, condemned or transferred in lieu of condemnation, Licensee may elect to terminate this License Agreement as of the date of the damage, destruction, condemnation or transfer in lieu of condemnation by giving notice to Licensor no more than forty-five (45) days following the date of such damage, destruction, condemnation or transfer in lieu of condemnation.

                17.           Licensor reserves the right, on ten (10) days written notice to Licensee, to relocate Licensee’s Equipment and Cable to other Roof Space on the Building at Licensor’s expense, so long as such relocation does not unreasonably interfere with Licensee’s use of Licensee’s Premises and Equipment.

                18.           Except in conjunction with an assignment of the Office Lease consented to or otherwise permitted under the terms of the Office Lease, Licensee may not assign, or otherwise transfer all or any part of its interest in this Agreement without the prior written consent of Licensor.

                19.           Licensee presently has (or is contemporaneously executing) a lease for office space within the Building (the “Office Lease”).

                a.             A default in this License Agreement shall constitute a default under Licensee’s Office Lease with Licensor and entitle Licensor to all remedies provided therein including the termination of the Office Lease.

b.                                      A termination of the Office Lease, whether by expiration of the term or otherwise, shall automatically constitute a termination of this License Agreement.

LICENSOR:

CENTENNIAL LAKES III, L.L.C.,
a Delaware limited liability company
By: United Properties LLC, Manager

By:
Its:

By:
Its:

LICENSEE:

ANALYSTS INTERNATIONAL
CORPORATION, a Minnesota corporation

By:
Its:

By:
Its:

EXHIBIT A

Equipment

[TO BE PROVIDED BY LICENSEE]

EXHIBIT E

OPERATING EXPENSE EXCLUSIONS

Notwithstanding anything in the Lease Agreement to the contrary, the following shall be excluded from Operating Expenses under the Lease Agreement:

(i)                                     Attorney’s fees, costs and disbursements and other expenses incurred in connection with negotiations or disputes with tenants, other occupants, or prospective tenants or occupants of the Building or Complex;

(ii)                                  Costs of correcting defects in the design or construction of the Premises, Building or Complex (including latent defects in the Premises, Building or Complex) or in the equipment thereon, except that conditions resulting from ordinary wear and tear shall not be deemed defects;

(iii)                               Costs in excess of $50,000.00 relating to Hazardous Materials (as defined in Article 34 of the Lease Agreement) or any costs relating to Hazardous Materials to the extent Landlord is reimbursed by insurance proceeds, except to the extent caused, installed, disposed of or released by Tenant.  Landlord agrees that any Hazardous Materials costs that are otherwise includable in Operating Expenses shall be allocated in the commercially reasonable judgment of Landlord to and among the Building and the other buildings in the Complex;

(iv)                              Costs relating to the breach of any warranty, representation or covenant of Landlord under this Lease Agreement;

(v)                                 Any management fees in excess of 5% of the gross rents for the period in question;

(vi)                              Interest on debt or payments on any mortgage, and rental under any ground or underlying leases;

(vii)                           Depreciation and amortization, except as may be expressly provided for in this Article 6;

(viii)                        Costs which under generally accepted accounting principles, consistently applied, are capitalized (except as provided for in the Lease Agreement);

(ix)                                Rentals and other related expenses, if any, incurred in leasing air conditioning systems, elevators or other equipment ordinarily considered capital in nature;

(x)                                   Costs of Landlord’s general corporate and/or partnership overhead and general administrative expenses which would not be chargeable to operating costs of the Building or Complex in accordance with generally accepted accounting principles, consistently applied;

(xi)                                All items and services for which Tenant is expressly required under this Lease Agreement to pay to third parties;

(xii)                             Costs incurred in leasing, advertising for the Building or Complex or other marketing or promotional activity specifically and primarily designed for marketing space in the Building or Complex;

(xiii)                          Salaries and bonuses of officers and executives of Landlord above the level of building manager;

(xiv)                         Any bad debt expense or bad debt reserve;

(xv)                            All interest and penalties incurred as a result of Landlord’s failure to pay any costs as the same shall come due;

(xvi)                         Cost of tenant improvements;

(xvii)                      Costs of services, repairs or maintenance paid for by proceeds of insurance or by other tenants or third parties;

(xviii)                   Special services to other tenants (i.e., costs of electricity outside normal business hours sold to tenants of the Building by Landlord or any other special service whether or not Landlord receives reimbursement from such tenants as an additional charge);

(xix)                           Costs arising from the negligence or intentional misconduct of Landlord or Landlord’s agents;

(xx)                              Repairs or other work occasioned by fire, windstorm or other casualty to the extent that the costs thereof are reimbursed to Landlord by insurers (or would have been reimbursed had the insurance required of Landlord under the Lease Agreement been maintained), or by governmental authorities in eminent domain;

(xxi)                           Leasing commissions;

(xxii)                        All costs incurred in connection with or directly related to the original construction (as distinguished from operation, repair or maintenance) of the Building;

(xxiii)                     Legal and other fees, leasing commissions, advertising expenses and other costs incurred in connection with acquisition or original development or original leasing of the Building;

E-1

(xxiv)                    The costs of renting or leasing anything other than items, the purchase price of which could be included in Operating Expenses hereunder;

(xxv)                       Employment costs of Landlord’s personnel ranking higher than the Building property manager, provided that the allocable compensation, on the basis of time spent on the Building, of one senior property management executive may be included; and

(xxvi)                    Amounts paid to affiliates of Landlord or of its property manager to the extent such amounts demonstrably exceed that which would have been charged in an arms-length transaction by an unaffiliated third party of similar skill, competence and experience.

E-2